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                                                                     EXHIBIT 4.5

                           NONQUALIFIED STOCK OPTION

                                  Granted by

                             PRI AUTOMATION, INC.

                                      to

                              Donald A. Rosenthal
                              -------------------
                       (hereinafter called the "Holder")


         For valuable consideration, the receipt of which is hereby acknowledged, PRI Automation, Inc., a Massachusetts corporation (hereinafter together with its subsidiaries, where the context permits, referred to as the "Company"), hereby grants to the Holder the following option:

         1. Grant of Option. Subject to the terms and conditions hereinafter set forth, the Holder is hereby given the right and option to purchase from the Company shares of the Company's common stock, par value $.01 per share ("Common Stock"), at the time and in the manner hereinafter set forth. Schedule A attached hereto and hereby incorporated herein sets forth, with respect to this option, (a) its exercise price per share, (b) the maximum number of shares that the Holder may purchase upon exercise of this option, (c) its vesting schedule, and (d) its expiration date (the "Expiration Date"). Schedule A may also set forth any applicable conditions precedent to the exercise of this option, as well as any additional terms and conditions that the Company may wish to incorporate herein. The right to purchase shares hereunder shall be cumulative.

         2. Exercise of Option. This option may be exercised only to the extent such option has vested pursuant to the terms of Schedule A. Purchase of any shares hereunder shall be made by delivery to the Company of a written notice of exercise specifying the number of shares with respect to which the option is to be exercised and the address to which the certificate representing such shares is to be mailed, accompanied by: (a) cash, certified or bank check or postal money order payable to the order of the Company for an amount equal to the option price of such shares; (b) with the consent of the option committee (the "Committee") of the Company's board of directors, shares of Common Stock having a fair market value equal to the option price of such shares; (c) with the consent of the Committee, such other consideration which is acceptable to the Committee and which has a fair market value equal to the option price of such shares; or (d) with the consent of the Committee, by any combination of (a), (b) or (c). For the purpose of the preceding sentence, the fair market value of the shares of Common Stock so delivered to the Company shall be the closing price per share on the last business day preceding the date of
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exercise as reported by the National Association of Securities Dealers Automated
Quotation System, Inc. ("NASDAQ"), or, if the Common Stock is not quoted on NASDAQ, the fair market value as determined by the Committee.

         3. Delivery of Shares. Within a reasonable time following the receipt by the Company of the written notice and payment of the option price for the shares to be purchased thereunder, the Company will deliver or cause to be delivered to the Holder (or if any other individual or individuals are exercising this option, to such individual or individuals) at the address specified pursuant to Section 2 hereof a certificate or certificates for the number of shares with respect to which the option is then being exercised, registered in the name of the Holder (or the name or names of the individual or individuals exercising the option, either alone or jointly with another person or persons with rights of survivorship, as the individual or individuals exercising the option shall prescribe in writing to the Company); provided,
                                                                  --------
however, that such delivery shall be deemed effected for all purposes when a stock transfer agent shall have deposited such certificate or certificates in the United States mail, addressed to the Holder (or such individual or individuals) at the address so specified; and provided further that if any law,
                                              --------
regulation or order of the Securities and Exchange Commission (the "Commission") or other body having jurisdiction in the premises shall require the Company or the Holder (or the individual or individuals exercising this option) to take any action in connection with the sale of the shares then being purchased, then, subject to the other provisions of this paragraph, the date on which such sale shall be deemed to have occurred and the date for the delivery of the certificates for such shares shall be extended for the period necessary to take and complete such action, it being understood that the Company shall have no obligation to take and complete any such action.

         4. Adjustments Upon Changes in Capitalization. The existence of this option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

         If the Company shall effect a subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding, without receiving compensation therefor in money, services or property, then the number, class, and per share price of shares of stock subject to this option shall be appropriately adjusted in such a manner as to entitle the Holder to receive upon exercise of this option, for the same aggregate cash consideration, the same total number and class of shares that the owner of a number of outstanding shares of Common Stock equal to the number as to which this option was originally exercisable would own as a result of the event requiring the adjustment.

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         Except as hereinbefore expressly provided, the issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, for cash or property, or for labor or services, either upon direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares of obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to this option.

         5. Effect of Certain Transactions. If the Company is a party to a merger or reorganization with one or more other corporations, whether or not the Company is the surviving or resulting corporation, or if the Company consolidates with or into one or more other corporations, or if the Company is liquidated or sells or otherwise disposes of substantially all its assets to another corporation (each hereinafter referred to as a "Transaction"), in any case while this option remains outstanding: (a) after the effective date of such Transaction this option shall remain outstanding and shall be exercisable in shares of Common Stock or, if applicable, shares of such stock or other securities, cash or property as the holders of shares of Common Stock received pursuant to the terms of such Transaction; or (b) the Committee may accelerate the time for exercise of this option, so that from and after a date prior to the effective date of such Transaction this option shall be exercisable in full.

         6. Rights of Holder. No person shall, by virtue of the granting of this option to the Holder, be deemed to be a holder of any shares purchasable under this option or to be entitled to the rights or privileges of a holder of such shares unless and until this option has been exercised with respect to such shares and they have been issued pursuant to that exercise of this option.

         The granting of this option shall not impose upon the Company any obligations to employ or to continue to employ the Holder or, if applicable, to continue the Holder as a director of the Company; and the right of the Company to terminate the employment of the Holder shall not be diminished or affected by reason of the fact that this option has been granted to the Holder.

         Nothing herein contained shall impose any obligation upon the Holder to exercise this option.

         At all times while any portion of this option is outstanding, the Company shall: (a) reserve and keep available, out of shares of its authorized and unissued stock or reacquired shares, a sufficient number of shares of its Common Stock to satisfy the requirements of this option; (b) comply with the terms of this option promptly upon exercise of the option rights; and (c) pay all fees or expenses necessarily incurred by the Company in connection with the issuance and delivery of shares pursuant to the exercise of this option.

         7. Transfer and Termination. This option is not transferable by the Holder otherwise than by will or the laws of descent and distribution.

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         This option shall terminate on the earliest to occur of:

                  (a) the Expiration Date;

                  (b) ninety (90) days after the date of termination of the Holder's employment with the Company (other than as a result of death or permanent and total disability of the Holder);

                  (c) six (6) months after the date of termination of the Holder's employment with the Company as a result of the disability of the Holder. A Holder is disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; disability shall be determined in accordance with Section 22(c)(3) of the Code and the regulations issued thereunder; or

                  (d) twelve (12) months after the date of termination of the Holder's employment with the Company as a result of death.

         In the event of the termination of a Holder's employment with the Company (other than as a result of death or disability of the Holder) this option shall be exercisable during the ninety-day post-termination period described above only to the extent that it was exercisable at the time of such termination of employment. In the event of the termination of the Holder's employment with the Company as a result of the disability of a Holder, this option shall be exercisable during the six-month post-termination period referred to above only to the extent that it was exercisable at the time of such termination of employment. In the event of the termination of the Holder's employment with the Company as a result of the death of the Holder, the Holder's executor, administrator or any person or persons to whom this option may be transferred by will or by laws of descent and distribution shall have the right at any time during the twelve-month post-termination period referred to above to exercise this option, but only to the extent the Holder was entitled to exercise this option at the time of such termination of employment.

         An employment relationship between the Company and the Holder shall be deemed to exist during any period in which the Holder is employed in any capacity by the Company, by any current or former subsidiary of the Company or any corporate affiliate or successor of the Company or its current or former subsidiaries. Whether authorized leave of absence or absence on military or government service shall constitute termination of the employment relationship between the Company and the Holder shall be determined by the Committee at the time thereof.

         8. Withholding. If the Company in its discretion determines that it is obligated to withhold income or employment taxes required by any governmental authority with respect to the exercise of this option, the Holder agrees that the Company may withhold from the Holder's wages, or other amounts due to the Holder from the Company, the appropriate amount of federal, state or local withholding taxes attributable to such exercise. At the Holder's election, the amount required to be withheld may be satisfied, in whole or in part, by: (a) authorizing the

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Company to withhold from shares of Common Stock to be issued pursuant to the exercise of this option a number of shares with an aggregate fair market value (determined as of the date the withholding is effected) that would satisfy the withholding amount due with respect to such exercise; or (b) transferring to the Company shares of Common Stock owned by the Holder with an aggregate Fair Market Value that would satisfy the withholding amount due. The Holder further agrees that, if the Company does not withhold an amount from the Holder's wages sufficient to satisfy the Company's withholding obligation, the Holder will reimburse the Company on demand, in cash, for the amount underwithheld.

         9. Notice. Any notice to be given to the Company hereunder shall be deemed sufficient if addressed to the Company and delivered to the office of the company, 805 Middlesex Turnpike, Billerica, Massachusetts 01821, attention of the chief financial officer, or such other address as the Company may hereafter designate.

         Any notice to be given to the Holder hereunder shall be deemed sufficient if addressed to and delivered in person to the Holder at his address furnished to the Company or when deposited in the mail, postage prepaid, addressed to the Holder at such address.

         10. Government and Other Regulations; Governing Law. This option is subject to all laws, regulations and orders of any governmental authority which may be applicable thereto and, notwithstanding any of the provisions hereof, the Holder agrees that he will not exercise the option granted hereby nor will the Company be obligated to issue any shares of stock hereunder if the exercise thereof or the issuance of such shares, as the case may be, would constitute a violation by the Holder or the Company of any such law, regulation or order or any provision thereof. Without limiting the generality of the foregoing, the Company shall not be obligated to issue any such shares if in the Company's sole judgment to do so would cause the Company or such issue not to be in compliance with the requirements of Rule 504 promulgated under the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of this option or the issuance of shares pursuant hereto to comply with any such law, regulation, order or provision.

         This option shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

         12. Effective Date. This option shall be effective on the Effective Date set forth on Schedule A hereof.

         13. Amendments. This option may be amended at any time with the consent of the Holder and the Company.

                                   * * * * *

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         IN WITNESS WHEREOF, the Company has caused this option to be executed as an instrument under seal as of the Effective Date.


                              PRI Automation, Inc.



                              By: /s/ PRI Automation, Inc.
                                 -------------------------------
                                 Title:




         The undersigned Holder acknowledges receipt of this option and Schedule A hereto and agrees to the terms of the option.


                               /s/ Donald A. Rosenthal
                              ----------------------------------
                              Donald A. Rosenthal

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                                  SCHEDULE A
                                  ----------

                             PRI AUTOMATION, INC.
                             --------------------

                           Nonqualified Stock Option


1.       Name of Holder:  Donald A. Rosenthal

2.       Effective Date: October 29, 1997

3.       Maximum Number of shares for which this Option is exercisable: 42,225

4.       Exercise (purchase) price per share:   $39.125

5.       Vesting Start Date: October 1, 1997

6.       Expiration Date: October 29, 2003

7. Vesting Schedule: This option shall become exercisable for 5% of the Maximum Number of shares purchasable hereunder on January 1, 1998 and for an additional 5% of the Maximum Number of shares purchasable hereunder at the end of every 3 months thereafter.

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